Exhibit 99.1

FOR IMMEDIATE RELEASE

Syneos Health Reports First Quarter 2019 Results
Highlights

•	GAAP revenue of $1.12 billion for the three months ended March 31, 2019.

•	Net new business awards of $5.52 billion for the trailing twelve months (TTM) ended March 31, 2019, representing a TTM book-to-bill ratio of 1.24x.

◦	Clinical Solutions segment net new business awards of $4.19 billion for the TTM period ended March 31, 2019, representing a TTM book-to-bill ratio of 1.29x.

◦	Commercial Solutions segment net new business awards of $1.32 billion for the TTM period ended March 31, 2019, representing a TTM book-to-bill ratio of 1.08x.

•	GAAP diluted loss per share of $0.29 for the three months ended March 31, 2019.

•	Adjusted diluted earnings per share of $0.59 for the three months ended March 31, 2019.

•	Completed our previously announced Term Loan A refinancing and expanded Revolver capacity.

•	Reaffirm full-year 2019 guidance: adjusted revenue of $4.62 billion to $4.73 billion, adjusted EBITDA of $625.0 million to $660.0 million, and adjusted diluted earnings per share of $3.03 to $3.23.
MORRISVILLE, N.C. -- May 9, 2019 -- Syneos Health (Nasdaq:SYNH), a leading biopharmaceutical solutions organization combining a CRO ("Contract Research Organization") and a CCO ("Contract Commercial Organization"), today reported financial results for the first quarter ended March 31, 2019.
“The year is off to a solid start, with strong RFP flow, a diverse pipeline of clinical and commercial opportunities and continued customer interest in our integrated offerings,” said Alistair Macdonald, Chief Executive Officer, Syneos Health. “We also continue to reinforce our unique end-to-end market position with further innovation and expansion of our Syneos One product offering. We look forward to continuing to deliver strong results in 2019, fueling growth and creating value for customers of all sizes.”

First Quarter 2019 Results
Please refer to the "Use of Non-GAAP Financial Measures" and "Reconciliation of GAAP to Non-GAAP Measures" included in this press release and accompanying tables for important disclosures about non-GAAP measures and a reconciliation of these measures to the nearest GAAP measures.
For the three months ended March 31, 2019, GAAP revenue was $1.12 billion, an increase of $61.8 million, or 5.8%, over the same period in the prior year. On a constant currency basis, revenue grew 7.3% over the same period in the prior year. This increase was driven by revenue growth in both Commercial Solutions and Clinical Solutions.
For the three months ended March 31, 2019, GAAP Clinical Solutions revenue was $805.0 million, an increase of $18.1 million, or 2.3%, over the same period in the prior year. On a constant currency basis, revenue grew 4.1% over the same period in the prior year. This increase was primarily due to net new business growth, partially offset by unfavorable revenue mix and the impact of fluctuations in foreign currency exchange rates.
For the three months ended March 31, 2019, GAAP Commercial Solutions revenue was $314.0 million, an increase of $43.7 million, or 16.2%, over the same period in the prior year. On a constant currency basis, revenue grew 16.9% over the same period in the prior year. This increase was primarily due to net new business growth, favorable revenue mix, and the Company’s acquisition of Kinapse in the third quarter of 2018.
GAAP net loss for the three months ended March 31, 2019 was $30.0 million, resulting in diluted loss per share of $0.29, compared to a net loss of $24.6 million, or a diluted loss per share of $0.24, for the three months ended March 31, 2018. Adjusted net income for the three months ended March 31, 2019 was $62.1 million, resulting in adjusted diluted earnings per share of $0.59, representing growth of 7.3% when compared to the same period in prior year. The increases in adjusted net income and adjusted diluted earnings per share were primarily due to growth in adjusted EBITDA and the reduction of the Company's non-GAAP effective tax rate to 24.5%.
Adjusted EBITDA for the three months ended March 31, 2019 was $134.9 million, an increase of $6.2 million, or 4.8%, over the same period in the prior year. This increase was driven primarily by revenue growth, favorable revenue mix, and an increase in net realized synergies, which were partially offset by higher than anticipated expenses, the majority of which were timing-related.
TTM net new business awards were $5.52 billion for the period ended March 31, 2019, representing a TTM book-to-bill ratio of 1.24x. Clinical Solutions TTM net new business awards for the period ended March 31, 2019 were $4.19 billion, representing a TTM book-to-bill ratio of 1.29x. Commercial Solutions TTM net new business awards for the period ended March 31, 2019 were $1.32 billion, representing a TTM book-to-bill ratio of 1.08x. These net new business awards contributed to an ending backlog of $8.30 billion as of March 31, 2019, comprised of an ending backlog of $7.6 billion for Clinical Solutions and an ending backlog of $0.7 billion for the Selling Solutions offering within Commercial Solutions.
Capital Management Update
On March 26, 2019, the Company entered into Amendment No. 2 to the Credit Agreement (“the Second Amendment”). The Amendment, among other things, modifies the terms of the Credit Agreement to refinance the existing Term Loan A facility and the Revolver as follows:
(a) to increase the existing Term Loan A facility by $587.5 million. $187.5 million was used to pay down Term Loan B and related fees and expenses. The remaining $400 million will be funded in future draws within 9 months of closing, and is expected to be used to further pay down Term Loan B or the Senior Unsecured Notes;
(b) to increase the existing Revolver commitments available by $100.0 million to $600.0 million, and reduce the margin spread by 0.25% overall; and
(c) to extend the maturity of the Term Loan A facility and the Revolver to March 2024.

In connection with the Second Amendment, during the three months ended March 31, 2019, the Company recorded a $4.4 million loss on extinguishment of debt, mainly due to the write-off of the deferred issuance costs and debt discount.
In addition to the refinancing discussed above, during the three months ended March 31, 2019, the Company repaid $37.5 million of principal of the Term Loans.
During the three months ended March 31, 2019, the Company repurchased 672,700 shares of the outstanding common stock for a total repurchase price of approximately $26.6 million. As of March 31, 2019, the Company had remaining repurchase authorization of approximately $148.4 million, which is available through the end of 2019.
Full Year 2019 Business Outlook
The Company's guidance takes into account a number of factors, including existing backlog, current sales pipeline, trends in cancellations and delays, and estimated Merger synergies, net of reinvestments. Furthermore, the guidance presented below is based on current foreign currency exchange rates, current interest rates, and expected non-GAAP effective tax rate. The guidance is based upon the Company's estimated number of weighted average diluted shares outstanding, and does not take into account any share repurchases beyond the first quarter of 2019. The Company's full year 2019 guidance is outlined below:

	Guidance Issued as of May 9, 2019
	Full Year 2019
	Low	High
	(in millions, except per share data)
Adjusted revenue	$4,620	$4,730
Clinical Solutions adjusted revenue (a)	3,345	3,410
Commercial Solutions revenue	1,275	1,320
Adjusted EBITDA	625	660
Adjusted diluted EPS	$3.03	$3.23
(a) Clinical Solutions Adjusted Service Revenue guidance includes an add-back of deferred revenue eliminated in purchase accounting of approximately $6.5 million for 2019.
The Company anticipates that its 2019 non-GAAP effective tax rate will be between 24.0% and 25.0%. Important disclosures in this earnings release about and reconciliations of historical and forward-looking non-GAAP measures, to the nearest corresponding GAAP measures are provided below under "Use of Non-GAAP Financial Measures" and "Reconciliation of GAAP to Non-GAAP Measures.”
Webcast and Conference Call Details
Syneos Health will host a conference call at 8:00 a.m. ET on May 9, 2019, to discuss its financial results for the three months ended March 31, 2019. The live webcast will be available in listen-only mode in the Events section of the Company's Investor Relations website at investor.syneoshealth.com. To participate via phone, please dial +1 877 930 8058 within the United States or +1 253 336 7551 outside the United States approximately 15 minutes before the scheduled start of the call. The conference ID for the call is 2386276.
An archived replay of the conference call is expected to be available online at investor.syneoshealth.com after 1:00 p.m. ET on May 9, 2019. In addition, an audio replay will be available for one week following the call and will be accessible by dialing +1 855 859 2056 within the United States or +1 404 537 3406 outside the United States. The audio replay ID is 2386276.

About Syneos Health
Syneos Health™ (Nasdaq:SYNH) is the only fully integrated biopharmaceutical solutions organization. The Company, including a Contract Research Organization (CRO) and Contract Commercial Organization (CCO), is purpose-built to accelerate customer performance to address modern market realities. Created through the merger of two industry leading companies – INC Research and inVentiv Health – Syneos Health brings together approximately 24,000 clinical and commercial minds with the ability to support customers in more than 110 countries. The Company shares insights, uses the latest technologies, and applies advanced business practices to speed its customers’ delivery of important therapies to patients. To learn more about how Syneos Health is shortening the distance from lab to life® visit syneoshealth.com.
Forward-Looking Statements
Except for historical information, all of the statements, expectations, and assumptions contained in this press release are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995, including statements regarding creating a strong foundation for 2019 and beyond, anticipated financial results for the full year 2019, future stock repurchases, and the use of funds from the increased capacity under the new Term Loan A facility. Actual results might differ materially from those explicit or implicit in the forward-looking statements. Important factors that could cause actual results to differ materially include, but are not limited to: reliance on key personnel; principal investigators and patients; general and international economic, political, and other risks, including currency and stock market fluctuations and the uncertain economic environment; the Company's ability to adequately price its contracts and not overrun cost estimates; any adverse effects from the Company's customer or therapeutic area concentration; the Company's ability to maintain or generate new business awards; the Company's ability to increase its market share, grow its business, and execute its growth strategies; the Company's backlog not being indicative of future revenues and its ability to realize the anticipated future revenue reflected in its backlog; fluctuations in our operating results and effective income tax rate; risks related to the Company's information systems and cybersecurity; changes and costs of compliance with regulations related to data privacy; risks related to the United Kingdom’s planned withdrawal from the European Union; risks related to the Company's transfer pricing policies; failure to perform services in accordance with contractual requirements, regulatory requirements and ethical considerations; risks relating to litigation and government investigations; risks associated with the Company's early phase clinical facilities; insurance risk; risks of liability resulting from harm to patients; success of investments in the Company's customers’ business or drugs; foreign currency exchange rate fluctuations; risks associated with the integration of the Company's business with the business of inVentiv Health and its operation of the combined business following the closing of the Merger; risks related to the Company's income tax expense and tax reform; risks relating to the Company's intellectual property; risks associated with the Company's acquisition strategy; failure to realize the full value of goodwill and intangible assets; restructuring risk; potential violations of anti-corruption and anti-bribery laws; risks related to the Company's dependence on third parties; downgrades of the Company's credit ratings; competition in the biopharmaceutical services industry; changes in outsourcing trends; regulatory risks; trends in the Company's customers’ businesses; the Company's ability to keep pace with rapid technological change; risks related to the Company's indebtedness; fluctuations in the Company's financial results and stock price; and other risk factors set forth in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2018 and other SEC filings, copies of which are available free of charge on the Company's website at investor.syneoshealth.com. The Company assumes no obligation and does not intend to update these forward-looking statements, except as required by law.
Use of Non-GAAP Financial Measures
In addition to the financial measures prepared in accordance with U.S. Generally Accepted Accounting Principles ("GAAP"), this press release contains certain non-GAAP financial measures, including adjusted revenue, segment adjusted revenue, adjusted net income (including adjusted diluted earnings per share), EBITDA, adjusted EBITDA, adjusted EBITDA margin, and non-GAAP effective tax rate. We also present revenue growth in constant currency. The constant currency information assumes the same foreign currency exchange rates that were in effect for the comparable prior-year period were used in translation of the current period results.

A “non-GAAP financial measure” is generally defined as a numerical measure of a company’s financial performance that excludes or includes amounts from the most directly comparable measure calculated and presented in accordance with GAAP in the statements of operations, balance sheets, or statements of cash flows of the Company.
The Company defines adjusted revenue as GAAP revenue adjusted to include revenue eliminated as a result of purchase accounting.
The Company defines adjusted net income (including adjusted diluted earnings per share) as net income (including diluted earnings per share) excluding acquisition-related deferred revenue adjustments; acquisition-related amortization; restructuring and other costs; transaction and integration-related expenses; share-based compensation expense; acquisition-related revaluation adjustments; loss on extinguishment of debt; and other expense, net.
EBITDA represents earnings before interest, taxes, depreciation and amortization. The Company defines adjusted EBITDA as EBITDA, further adjusted to exclude expenses and transactions that the Company believes are not representative of its core operations, namely: acquisition-related deferred revenue adjustments; restructuring and other costs; transaction and integration-related expenses; share-based compensation expense; acquisition-related revaluation adjustments; other expense, net; and loss on extinguishment of debt. The Company presents EBITDA and adjusted EBITDA because it believes they are useful metrics for investors as they are commonly used by investors, analysts and debt holders to measure the Company's ability to fund capital expenditures and meet working capital requirements.
Each of the non-GAAP measures noted above are used by management and the Board to evaluate the Company's core operating results because they exclude certain items whose fluctuations from period-to-period do not necessarily correspond to changes in the core operations of the business. Adjusted net income (including adjusted diluted earnings per share) and adjusted EBITDA are used by management and the Board to assess the performance of the Company's business.
Non-GAAP measures have limitations in that they do not reflect all of the amounts associated with the Company's results of operations as determined in accordance with GAAP. Also, other companies might calculate these measures differently. Investors are encouraged to review the reconciliations of the non-GAAP financial measures to their most directly comparable GAAP measures included in this press release and the accompanying tables.

Investor Relations Contact: Ronnie Speight Senior Vice President, Investor Relations Phone: +1 919 745 2745 Email: Investor.Relations@syneoshealth.com	Press/Media Contact: Danielle DeForge Executive Director, External Communications Phone: +1 781 425 2624 Email: danielle.deforge@syneoshealth.com

Syneos Health, Inc. and Subsidiaries
GAAP Condensed Consolidated Statements of Operations
(in thousands, except per share data)
(unaudited)

	Three Months Ended March 31,
	2019	2018
Revenue	$1,119,006	$1,057,196

Costs and operating expenses:
Direct costs (exclusive of depreciation and amortization)	886,802	840,823
Selling, general, and administrative expenses	113,117	99,259
Restructuring and other costs	14,413	13,707
Transaction and integration-related expenses	16,658	25,211
Depreciation	19,571	18,028
Amortization	41,629	49,993
Total operating expenses	1,092,190	1,047,021
Income from operations	26,816	10,175

Other expense, net:
Interest income	1,502	839
Interest expense	(34,630)	(31,736)
Loss on extinguishment of debt	(4,355)	(248)
Other expense, net	(8,921)	(12,554)
Total other expense, net	(46,404)	(43,699)
Loss before provision for income taxes	(19,588)	(33,524)
Income tax (expense) benefit	(10,416)	8,972
Net loss	$(30,004)	$(24,552)

Loss per share:
Basic	$(0.29)	$(0.24)
Diluted	$(0.29)	$(0.24)
Weighted average common shares outstanding:
Basic	103,365	104,449
Diluted	103,365	104,449

Syneos Health, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(in thousands, except per share data)
(unaudited)

	March 31, 2019	December 31, 2018
ASSETS
Current assets:
Cash, cash equivalents, and restricted cash	$107,921	$155,932
Accounts receivable and unbilled services, net	1,221,660	1,256,731
Prepaid expenses and other current assets	78,179	79,299
Total current assets	1,407,760	1,491,962
Property and equipment, net	175,990	183,486
Operating lease right-of-use assets	239,391	—
Goodwill	4,344,744	4,333,159
Intangible assets, net	1,096,619	1,133,612
Deferred income tax assets	9,153	9,317
Other long-term assets	113,873	103,373
Total assets	$7,387,530	$7,254,909
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$94,278	$98,624
Accrued expenses	535,521	563,527
Deferred revenue	713,313	777,141
Current portion of operating lease obligations	28,792	—
Current portion of finance lease obligations	11,808	13,806
Current portion of long-term debt	—	50,100
Total current liabilities	1,383,712	1,503,198
Long-term debt	2,785,658	2,737,019
Operating lease long-term obligations	236,905	—
Finance lease long-term obligations	27,144	26,759
Deferred income tax liabilities	26,823	25,120
Other long-term liabilities	88,918	106,669
Total liabilities	4,549,160	4,398,765

Commitments and contingencies

Shareholders' equity:
Preferred stock, $0.01 par value; 30,000 shares authorized, 0 shares issued and outstanding at March 31, 2019 and December 31, 2018	—	—
Common stock, $0.01 par value; 600,000 shares authorized, 103,753 and 103,372 shares issued and outstanding at March 31, 2019 and December 31, 2018, respectively	1,038	1,034
Additional paid-in capital	3,402,953	3,402,638
Accumulated other comprehensive loss, net of tax	(71,807)	(88,195)
Accumulated deficit	(493,814)	(459,333)
Total shareholders' equity	2,838,370	2,856,144
Total liabilities and shareholders' equity	$7,387,530	$7,254,909

Syneos Health, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(in thousands)
(unaudited)

	Three Months Ended March 31,
	2019	2018
Cash flows from operating activities:
Net loss	$(30,004)	$(24,552)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	61,200	68,021
Amortization of Senior Notes premium, net of capitalized loan fees and original issue discount	(169)	(34)
Share-based compensation	14,267	7,879
Provision for doubtful accounts	1,302	171
Provision for (benefit from) deferred income taxes	1,544	(10,735)
Foreign currency transaction adjustments	(77)	6,364
Fair value adjustment of contingent obligations	724	1,194
Loss on extinguishment of debt	4,355	248
Other non-cash items	(474)	1,796
Changes in operating assets and liabilities, net of effect of business combinations:
Accounts receivable, unbilled services, and deferred revenue	(25,471)	(90,617)
Accounts payable and accrued expenses	(26,682)	(14,241)
Other assets and liabilities	(13,821)	7,521
Net cash used in operating activities	(13,306)	(46,985)
Cash flows from investing activities:
Purchases of property and equipment	(11,445)	(21,286)
Net cash used in investing activities	(11,445)	(21,286)
Cash flows from financing activities:
Proceeds from issuance of long-term debt, net of discount	183,195	—
Payments of debt financing costs	(184)	—
Repayments of long-term debt	(216,136)	(31,250)
Proceeds from accounts receivable financing agreement	26,500	—
Payments of contingent consideration related to business combinations	(8)	—
Payments of finance leases	(1,274)	(4,479)
Payments for repurchase of common stock	(26,616)	(37,493)
Proceeds from exercise of stock options	19,724	5,668
Payments related to tax withholding for share-based compensation	(11,539)	(2,323)
Net cash used in financing activities	(26,338)	(69,877)
Effect of exchange rate changes on cash, cash equivalents, and restricted cash	3,078	5,127
Net change in cash, cash equivalents, and restricted cash	(48,011)	(133,021)
Cash, cash equivalents, and restricted cash - beginning of period	155,932	321,976
Cash, cash equivalents, and restricted cash - end of period	$107,921	$188,955

Syneos Health, Inc. and Subsidiaries
Reconciliation of GAAP to Non-GAAP Measures
(in thousands)
(unaudited)

	Three Months Ended March 31,
	2019	2018
Adjusted revenue:
Revenue, as reported	$1,119,006	$1,057,196
Acquisition-related deferred revenue adjustment (a)	1,594	3,806
Adjusted revenue	$1,120,600	$1,061,002

Segment adjusted revenue:
Clinical Solutions revenue, as reported	$804,958	$786,839
Acquisition-related deferred revenue adjustment (a)	1,594	3,399
Clinical Solutions adjusted revenue	$806,552	$790,238

Commercial Solutions revenue, as reported	$314,048	$270,357
Acquisition-related deferred revenue adjustment (a)	—	407
Commercial Solutions adjusted revenue	$314,048	$270,764

	Three Months Ended March 31,
	2019	2018
EBITDA and adjusted EBITDA:
Net loss, as reported	$(30,004)	$(24,552)
Interest expense, net	33,128	30,897
Income tax expense (benefit)	10,416	(8,972)
Depreciation	19,571	18,028
Amortization (g)	41,629	49,993
EBITDA	74,740	65,394
Acquisition-related deferred revenue adjustment (a)	1,594	3,806
Restructuring and other costs (b)	14,413	13,707
Transaction and integration-related expenses (c)	16,658	25,211
Share-based compensation (d)	14,267	7,788
Other expense, net (e)	8,921	12,554
Loss on extinguishment of debt (f)	4,355	248
Adjusted EBITDA	$134,948	$128,708
Adjusted EBITDA margin	12.0%	12.1%

Syneos Health, Inc. and Subsidiaries
Reconciliation of GAAP to Non-GAAP Measures
(in thousands, except per share data)
(unaudited)

	Three Months Ended March 31,
	2019	2018
Adjusted net income:
Net loss, as reported	$(30,004)	$(24,552)
Acquisition-related deferred revenue adjustment (a)	1,594	3,806
Amortization (g)	41,629	49,993
Restructuring and other costs (b)	14,413	13,707
Transaction and integration-related expenses (c)	16,658	25,211
Share-based compensation (d)	14,267	7,788
Other expense, net (e)	8,921	12,554
Loss on extinguishment of debt (f)	4,355	248
Income tax adjustment to normalized rate (h)	(9,735)	(30,912)
Adjusted net income	$62,098	$57,843

Diluted weighted average common shares outstanding:
Diluted weighted average common shares outstanding, as reported	103,365	104,449
Effect of certain securities considered anti-dilutive under GAAP (i)	1,438	898
Diluted weighted average common shares outstanding	104,803	105,347

Adjusted diluted earnings per share	$0.59	$0.55

a.	Represents non-cash adjustments resulting from the revaluation of deferred revenue and the subsequent elimination of revenue in purchase accounting in connection with business combinations.

b.
Restructuring and other costs consist primarily of: (i) severance costs associated with a reduction/optimization of the Company's workforce in line with the Company's expectations of future business operations, (ii) consulting costs incurred for the continued consolidation of legal entities and restructuring of the Company's contract management process to meet the requirements of accounting regulation changes, and (iii) termination costs in connection with abandonment and closure of redundant facilities and other lease-related charges.

c.	Represents fees associated with corporate transactions and integration-related activities which primarily relate to the Merger in 2017.

d.	Represents non-cash share-based compensation expense related to awards granted under equity incentive plans.

e.	Represents other (income) expense comprised primarily of foreign exchange gains and losses.

f.	Represents loss on extinguishment of debt associated with the debt prepayments and refinancing activities.

g.	Represents the amortization of intangible assets associated with acquired customer relationships, backlog, and trademarks.

h.
Represents the income tax effect of the non-GAAP adjustments made to arrive at adjusted net income using an estimated effective tax rate of approximately 24.5% in 2019 and 27.5% in 2018. These rates have been adjusted to exclude tax impacts related to valuation allowances recorded against deferred tax assets.

i.
Represents the weighted average number of equity-based awards issued under the Company's equity incentive plans calculated using the treasury stock method that were excluded from shares used in computing GAAP diluted net loss per share due to reporting a net loss under GAAP for the period.

Syneos Health, Inc. and Subsidiaries
Reconciliation of GAAP to Non-GAAP
Full Year 2019 Guidance
(in millions, except per share data)
(unaudited)

	Full Year 2019
	Low	High
EBITDA and Adjusted EBITDA:
GAAP net income	$82.4	$102.0
Adjustments:
Interest expense, net (a)	122.0	127.0
Income tax expense (a)	35.3	43.7
Depreciation (a)	79.0	81.0
Amortization (a)	166.0	166.0
EBITDA	484.7	519.7
Merger-related deferred revenue adjustment (a)	6.5	6.5
Restructuring and other costs (a)	17.0	17.0
Transaction and integration-related expenses (a)	41.0	41.0
Share-based compensation (a)	62.5	62.5
Loss on extinguishment of debt (a)	4.4	4.4
Other expense, net (a)	8.9	8.9
Adjusted EBITDA	$625.0	$660.0

(a)	Amounts are estimates with an estimated range of +/- 5% and are presented gross without the benefit of associated income tax deduction.

	Full Year 2019
	Adjusted Net Income		Adjusted Diluted Earnings Per Share
	Low	High	Low	High
GAAP net income and diluted earnings per share	$82.4	$102.0	$0.78	$0.96
Adjustments:
Amortization (a)	166.0	166.0	1.57	1.57
Share-based compensation (a)	62.5	62.5	0.59	0.59
Restructuring and other costs (a)	17.0	17.0	0.16	0.16
Transaction and integration-related expenses (a)	41.0	41.0	0.39	0.39
Merger-related deferred revenue adjustment (a)	6.5	6.5	0.06	0.06
Loss on extinguishment of debt (a)	4.4	4.4	0.04	0.04
Other expense, net (a)	8.9	8.9	0.08	0.08
Income tax effect of above adjustments (b)	(67.7)	(66.3)	(0.64)	(0.63)
Adjusted net income and adjusted diluted earnings per share	$321.0	$342.0	$3.03	$3.23

(a)	Amounts are estimates with an estimated range of +/- 5% and are presented gross without the benefit of associated income tax deduction.

(b)
Income tax expense is calculated and the adjustments are tax-affected at an approximate rate of 24.0% to 25.0%, which represents the estimated range of the Company's full year non-GAAP effective tax rate.